Exhibit 10.85

March 19, 2012

Joseph Guido

Dear Joe,

Hansen Medical, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position: Your title will be Vice President, Marketing and Business Development. This position will report to Bruce Barclay, the Company’s President and Chief Executive Officer, and is a full-time position contingent upon successful completion of a background check. The responsibilities for this position should be consistent with similar roles in companies within the related industry. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. However, you may become a member of the Board of Directors of one other entity with the prior review and approval of the CEO. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation: The Company will pay you a starting salary of $230,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Executive Bonus Plan: Subject to the approval of the Company’s Board of Directors, you will be eligible to participate in an Executive Incentive bonus plan with an annual target payout of up to 30% of your base salary. This bonus is paid in Restricted Stock Units. For calendar year 2012 the maximum amount of bonus you may earn in this plan will be prorated based on the total salary earned in that year following your start of employment.

4. Cash Bonus Plan: Subject to the successful completion of 100% of the target activities on the attached exhibit A by December 31, 2012 and your continued employment on that date, you will receive a cash bonus of $25,000 payable on or before the Company’s first payroll in January, 2013. The amount eligible for you to earn in this plan is not prorated.

5. Employee Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to three weeks paid vacation in accordance with the Company’s vacation policy.

Joseph Guido

March 19, 2012

6. Stock Options: Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 250,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted.

The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

7. Total Compensation: Your annualized full year total compensation package is estimated as follows:

Base Salary:	$230,000
RSU Bonus	$ 69,000 (30% target bonus)
Cash Bonus	$ 25,000
Option Value:	$302,000 (based on Black-Scholes value of $1.51)
Insurance Benefits	$ 20,000 (estimated premiums paid by Hansen)
Total Compensation:	$626,000

8. Retention Agreement: The Company will offer you the opportunity to enter into a Retention Agreement in the form of the document attached hereto as Exhibit B.

9. Proprietary Information and Inventions Agreement: Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit C.

10. Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this te1m, Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

11. Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law, You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Joseph Guido

March 19, 2012

12. Interpretation, Amendment and Enforcement: This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, in connection with any Dispute or any claim related to any Dispute.

* * * * *

Joe, we are excited about the possibility of you joining our Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement, the Retention Agreement, and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on March 21, 2012. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on April 2, 2012.

If you have any questions, please call me at 650-404-5804.

Very truly yours,

HANSEN MEDICAL, INC.

/s/ Bruce J Barclay
By: Bruce J Barclay
Title: President and CEO

I have read and accept this employment offer:

/s/ Joseph Guido
Joseph Guido

Dated: 3/12/2012

Exhibit A

CONFIDENTIAL

Joe Guido Bonus Initiatives to be completed by December 31, 2012

1. Complete 2 trips outside the US to support our EMEA business

2. Complete 4 trips within the US to travel with our US sales team to support our business in the US

3. Schedule and maintain weekly meetings with Mike M and Roland P to discuss sales and marketing needs and issues for HNSN products

4. Schedule and maintain a monthly strategic “Revenue Team” meeting with Mike M, Roland P, Bruce B and Pete M to discuss progress against sales targets and other revenue growth initiatives

5. Finalize the company Branding Strategy

6. Finalize clinical marketing plan for EP

7. Recruit qualified Executive Administrative Assistant to support Marketing and Sales organizations